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                                                                    Exhibit 23.2


                        Consent of Independent Auditors
                        -------------------------------


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-54446) and related Prospectus of Sheffield Pharmaceuticals, Inc. for the registration of 913,258 shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2001, with respect to the consolidated financial statements of Sheffield Pharmaceuticals, Inc. and subsidiaries as of and for the year ended December 31, 2000 included in its annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                   ERNST & YOUNG LLP

St. Louis, Missouri

March 16, 2001